Exhibit 99.1

NORTH AMERICAN SCIENTIFIC REPORTS SECOND QUARTER

FINANCIAL RESULTS

Chatsworth, CA — May 22, 2003 — North American Scientific, Inc. (Nasdaq: NASI) today announced financial results for its second quarter ended April 30, 2003.

For the second quarter ended April 30, 2003, the Company reported net sales of approximately $2.9 million, compared with net sales of $5.0 million for the second quarter of 2002.  As previously announced, management expected a decrease in sales which was attributed to the transition from an exclusive distribution relationship to direct sales.  The net loss for the second quarter of 2003 was $2.4 million, or $0.24 per share, as compared with a fiscal 2002 second quarter net loss of $4.9 million, or $0.48 per share, which included a $2.7 million write-down of licenses and equipment and a $1.9 million write-down of net deferred tax assets.

For the six months ended April 30, 2003, net sales were $8.0 million, a 19% decrease as compared to net sales of $9.9 million for the first six months of fiscal 2002.  Six-month sales were also impacted by the transition to a direct sales strategy as noted above.  The net loss for the first six months of fiscal 2003 was $3.5 million, or $0.34 per share, as compared with a net loss for the first six months of fiscal 2002 of $4.8 million, or $0.47 per share, which included the one-time charges noted above.  In the first quarter of fiscal 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” As a result, the Company recorded in the first quarter of this fiscal year a cumulative effect of a change in accounting principle of $311,000 and an asset retirement obligation of $402,000 related to future decommissioning costs of various facilities.

L. Michael Cutrer, President and CEO, stated “As we expected, the transition process to a vertically integrated brachytherapy company resulted in lower sales during the first full quarter following the end of our distribution relationship.  Nonetheless, we are pleased with the momentum we are generating for Prospera® Pd-103 and Prospera® I-125 sales and are confident that we will continue to gain market share.”

Mr. Cutrer continued, “There has been significant progress on the Hynic-Annexin V program in the last quarter, We were very pleased to complete the development of certain assays requested by the FDA and to submit an Investigational New Drug application to the U.S. Food and Drug Administration, as we announced on May 9th.  We have requested permission from the FDA to initiate Phase II studies in the United States to determine optimal imaging times after therapy for patients with non-small cell lung cancer.  The studies are also intended to provide additional information about the safety and effectiveness of Hynic-Annexin V imaging following a single course of chemotherapy.  This is an important step toward providing physicians with an effective management tool to aid in the early prediction of efficacy of cancer treatment.”

Mr. Cutrer concluded: “We continue to make progress on Hynic-Annexin V imaging studies in the European Union in patients with non-small cell lung cancer and small cell lung cancer.   We expect to have a preliminary assessment of the first subjects enrolled in the non-small cell trial by the end of the summer.”

At April 30, 2003, the Company’s cash, short-term investments and marketable securities totaled $54.0 million.

A live webcast of North American Scientific’s second quarter financial results conference call will be available over the Internet through its Web site at www.nasi.net in the Investor Center beginning at 10:00 a.m. PDT on Thursday, May 22, 2003.  For those who cannot listen to the live broadcast, a replay of the call will be available at the same site shortly after the call.

Event archives are normally available one to two hours after the event ends.  For the live event, listeners should go to the Web site at least fifteen minutes before the event starts to download and install any necessary audio software.

About North American Scientific

North American Scientific develops, produces and sells innovative radioisotopic products, including brachytherapy seeds and radiopharmaceuticals, principally for the treatment and diagnosis of disease. Its lead radiopharmaceutical product candidate is Hynic-Annexin V which is based upon its Apomate™ technology platform and is a kit for the preparation of Technetium Tc-99m labeled Annexin V.  It is administered intravenously and is intended for the in vivo imaging of apoptosis and necrosis, two common forms of cell death.  For more information, please visit the Company’s Web site at www.nasi.net

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, uncertainties relating to drug discovery and clinical development processes, the impact of competitive products and technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its brachytherapy products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, the impact of competitive products and pricing, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

(---financial tables follow---)

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Statements of Operations

	Three Months Ended April 30,		Six Months Ended April 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)

Net sales	$2,904,000	$4,957,000	$8,045,000	$9,893,000

Cost of goods sold	1,412,000	1,870,000	3,255,000	3,641,000

Gross profit	1,492,000	3,087,000	4,790,000	6,252,000

Selling, general and administrative expenses	3,030,000	1,639,000	5,445,000	2,864,000
Research and development	1,813,000	2,139,000	3,770,000	4,369,000
Write-off of licenses and equipment	—	2,714,000	—	2,714,000

Loss from operations	(3,351,000)	(3,405,000)	(4,425,000)	(3,695,000)

Interest and other income, net	926,000	466,000	1,284,000	956,000

Loss before provision for income taxes	(2,425,000)	(2,939,000)	(3,141,000)	(2,739,000)

Provision for income taxes	—	1,939,000	—	2,013,000

Loss before cumulative effect of change in accounting principle	(2,425,000)	(4,878,000)	(3,141,000)	(4,752,000)

Cumulative effect of change in accounting principle	—	—	(311,000)	—

Net loss	$(2,425,000)	$(4,878,000)	$(3,452,000)	$(4,752,000)

Loss per share:

Basic

Loss before cumulative effect of change in accounting principle	$(.24)	$(.48)	$(.31)	$(.47)
Cumulative effect of change in accounting principle	—	—	(.03)	—

Net loss	$(.24)	$(.48)	$(.34)	$(.47)

Diluted

Loss before cumulative effect of change in accounting principle	$(.24)	$(.48)	$(.31)	$(.47)
Cumulative effect of change in accounting principle	—	—	(.03)	—

Net loss	$(.24)	$(.48)	$(.34)	$(.47)

Shares used in per share calculations:

Basic	10,251,968	10,189,762	10,254,106	10,182,357
Diluted	10,251,968	10,189,762	10,254,106	10,182,357

NORTH AMERICAN SCIENTIFIC, INC.

Condensed Consolidated Balance Sheets

	April 30, 2003	October 31, 2002
	(Unaudited)
Assets

Current assets
Cash and marketable securities	$32,730,000	$38,852,000
Trade accounts receivable, net	1,943,000	2,416,000
Inventories	668,000	596,000
Other current assets	1,601,000	1,839,000

Total current assets	36,942,000	43,703,000

Non-current marketable securities	21,297,000	17,093,000

Equipment and leasehold improvements, net	3,259,000	3,264,000

Goodwill	3,659,000	3,659,000

Other assets	1,221,000	1,416,000

Total assets	$66,378,000	$69,135,000

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued expenses	$4,927,000	$4,234,000

Stockholders’ equity	61,451,000	64,901,000

Total liabilities and stockholders’ equity	$66,378,000	$69,135,000

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